EXHIBIT 2












                          AGREEMENT AND PLAN OF MERGER



                                      Among



                        CONSUMERS FINANCIAL CORPORATION,


                               LASALLE GROUP, INC.


                                       and

                           CONSUMERS ACQUISITION CORP.


                          Dated as of October 30, 1996












                          AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of October 30, 1996, among CONSUMERS FINANCIAL CORPORATION, a Pennsylvania corporation ("Consumers"), LASALLE GROUP, INC., a Delaware corporation ("LaSalle ), and CONSUMERS ACQUISITION CORP., a Pennsylvania corporation and a wholly-owned subsidiary of LaSalle ("CAC").


                               B A C K G R O U N D

      The respective boards of directors of Consumers, LaSalle and CAC have each approved the acquisition of Consumers by CAC through a merger (the "Merger") of CAC with and into Consumers (CAC and Consumers being sometimes hereinafter collectively referred to as the "Constituent Corporations") pursuant to the Pennsylvania Business Corporation Law of 1988 ("BCL") and in accordance with the provisions of this Agreement and Plan of Merger (the "Agreement"), and the Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger").
      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows;


                                    ARTICLE I

                                   THE MERGER

SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), CAC shall be merged with and into Consumers pursuant to the Plan of Merger and the separate corporate existence of CAC shall cease. Consumers shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, and all rights, privileges, immunities and franchises of the Constituent Corporations shall vest in the Surviving Corporation and continue unaffected by the Merger.

SECTION 1.2  Terms and Conditions of The Merger.

      (a) Merger Considerations. On the Effective Date, each share of Common Stock, stated value $.01 per share, of Consumers ( Consumers Common Stock ) issued and outstanding on the Effective Date, subject to Section 1.2(b) and
Section 1.2(c), shall be converted into the right to receive $3.92 per share or an aggregate $11,859,964 assuming 3,025,501 shares outstanding on the date of this Agreement (the Merger Consideration ), subject to adjustment prior to the Effective Date as provided in Section 1.2(b).

      (b)   Merger Consideration Adjustments.

            (i) The Merger Consideration shall be increased or decreased by an amount equal to the difference between (x) Consumers Net Statutory Surplus (as defined below) at the end of the month preceding the Effective Date and (y) $6,710,623. For purposes of this Agreement, Consumers Net Statutory Surplus shall mean (x) the total statutory capital and surplus of Consumers Life Insurance Company ( CLI ), as reported in statutory statements reported to state regulatory authorities, plus (y) the asset valuation reserve and interest maintenance reserve of CLI and each of its subsidiaries. In computing any Merger Consideration adjustments, the effects on total capital and surplus of any transactions which are not in the ordinary course of business, including
(x)
any effects from the sale of assets contemplated by this Agreement and (y) the effects of severance costs up to $300,000, shall be excluded.

            (ii)  In the event the business of Interstate Auto Auction, Inc.
( Interstate ) is sold prior to the Effective Date, the Merger Consideration shall be increased or decreased by (A) an amount equal to the difference between
(x) the net sales proceeds (after Federal and state income taxes) received from the sale of Interstate and (y) $4,900,000, less applicable Federal and state taxes and (B) an amount equal to the difference between (x) the Non-operating net assets (defined as all Non-operating assets less liabilities except the existing bank indebtedness) of Interstate at the end of the month preceding the date on which Interstate is sold and (y) $899,440. Non-operating net assets, as used herein, shall not be reduced by any principal payments made after June 30, 1996 pursuant to the PNC Bank Loan Agreement. In the event Interstate is not sold prior to the Effective Date, the Merger Consideration shall be decreased by
$4,378,000.

            (iii) In the event Consumers universal life business is sold prior to the Effective Date, the Merger Consideration shall be increased or decreased by an amount equal to the difference between the purchase commission (after applicable Federal income taxes) received by Consumers from the sale of its universal life business and $1,269,000.
(c) Dissenting Shares. Notwithstanding anything herein to the contrary, shares of Consumers Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders, if any, who are entitled to assert a right to dissent from the Merger and who demand and validly perfect their rights to receive the fair value of their shares with respect to the Merger under Section 1574 of the BCL (the Dissenting Shares ) shall be entitled solely to the payment of the fair value of such shares in accordance with the provisions of the BCL; except that (i) if such demand to receive fair value shall be withdrawn upon the consent of the Surviving Corporation, (ii) if the Plan of Merger shall be terminated, or the Merger shall not be consummated,
(iii) if no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in the provisions of the BCL or (iv) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the BCL, the right of such holder of Dissenting Shares to be paid fair value of his shares of Consumers Common Stock shall cease and with respect to clauses (i), (iii) and (iv) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Merger Consideration with respect thereto, without any interest thereon, and with respect to clause
(ii) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding which may have been taken during the interim.

      SECTION 1.3  Timing.

            (a) Shareholder Approval. Consumers shall submit the Plan of Merger to its shareholders for approval and adoption at a meeting to be held as soon as practicable and will use commercially reasonable efforts to hold such meeting on or before December 31, 1996, subject to the provisions of Section
3.1. In connection with such meeting, Consumers shall take such reasonable steps as shall be necessary for the prompt preparation and filing by Consumers of a proxy statement (the "Proxy Statement"), as contemplated by Rules 14a-1 et.
seq. under the Securities Exchange Act of 1934 (the "Exchange Act"), with the Securities and Exchange Commission ("SEC") and shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the holders of shares of Consumers Common Stock as soon as practicable. Prior to filing the Proxy Statement with the SEC, Consumers shall send a draft of the Proxy Statement to LaSalle for comments.

            (b) Closing and Effective Date. Subject to receiving all requisite shareholder and regulatory approvals relating to the Merger and subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the later of (A) ten business days following the meeting of the shareholders of Consumers to consider and vote upon the Plan of Merger or
(B) ten business days following the date on which the last of the conditions set forth in Article IV is fulfilled or waived or (ii) at such other date as the parties hereto may agree (the "Closing Date"), at 10:00 A.M., (local time) at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, or at such other place or time as the parties hereto may agree. At Closing, LaSalle shall pay the Merger Consideration to Consumers by wire transfer of immediately available funds to a segregated account to be specified in writing by Consumers, and LaSalle shall cause the Articles of Merger to be filed with the Secretary of
State of the Commonwealth of Pennsylvania. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the provisions of the BCL (the "Effective Date").
                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

      SECTION 2.1 Representations and Warranties by Consumers. The representations and warranties set forth in this Section 2.1 shall not pertain to or reflect the assets of Interstate to be assigned or the liabilities of Interstate to be assumed pursuant to the contemplated sale of Interstate to a third party. Consumers represents and warrants to LaSalle and CAC that:
(a)   Organization and Good Standing of Consumers and Affiliates.
Consumers is a corporation duly organized and presently subsisting under the laws of the Commonwealth of Pennsylvania. CLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Consumers Life Insurance Company of North Carolina ( Consumers North Carolina ) is a corporation duly organized validly existing and in good standing under the laws of the State of North Carolina. Interstate is a corporation duly organized and presently subsisting under the laws of the Commonwealth of Pennsylvania. Investors Fidelity Life Assurance Corp. ( Investors ) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. CLMC Insurance Agency, Inc. (CLMC ) is a corporation duly organized and presently subsisting under the laws of the Commonwealth of Pennsylvania. Consumers Reinsurance Company ( Consumers Re ) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Consumers Car Care Corporation ( Car Care ) is a corporation duly organized and presently subsisting under the laws of the Commonwealth of Pennsylvania. Investors Consolidated Reinsurance, Ltd. ( Consolidated Re ) is a corporation duly organized, validly existing and in good standing under the laws of the Island of Nevis. Consumers Limited ( Consumers Limited ) is a corporation duly organized, validly existing and in good standing under the laws of the Island of
Nevis. Consumers II Limited ( Consumers II ) is a corporation duly organized, validly existing and in good standing under the laws of the Island of Nevis. Each of CLI, Investors, Consumers North Carolina, Consumers Re, Consolidated Re,
(together hereinafter sometimes referred to as the "Insurance Company Subsidiaries"), is a legal reserve life insurance company duly organized, validly existing and in good standing under the laws of the State or Island of its domicile and duly licensed to sell life insurance under the laws of each State or Island as set forth in a disclosure schedule of even date herewith delivered to LaSalle and CAC, incorporated herein by reference (the Disclosure Schedule ). Each of Consumers, CLI, Consumers North Carolina, Interstate, Investors, CLMC, Consumers Re, Car Care, Consumers Limited and Consumers II (together, the Consumers Companies ) is qualified to do business in each State where the nature of its business activities and ownership of its properties require it to be so qualified, as set forth in the Disclosure Schedule. Except as identified on the Disclosure Schedule, none of the Insurance Company Subsidiaries is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, nor is any of the Insurance Company Subsidiaries operating under any formal or informal arrangement or understanding with the licensing authority of any jurisdiction which restricts its authority to do business or requires it to take, or to refrain from taking, any action.

            (b) Corporate Power. Each of the Consumers Companies has full corporate power to own its properties and carry on its business as currently conducted.

            (c) Certificates of Incorporation and By-laws. The copies of (i) the charter of each of the Consumers Companies and all amendments thereto to date, as certified by the applicable State or Island governmental authority, and
(ii) the bylaws of each of the Consumers Companies, as amended to date, and as certified by each company's respective Corporate Secretary as being complete and correct, which have been delivered to LaSalle, are complete and correct.

            (d) Corporate Organization Structure. Consumers owns of record and beneficially 100% of the issued and outstanding common stock of each of its affiliates, as shown on the Organizational and Share Ownership Chart included in the Disclosure Schedule.

            None of the Consumers Companies has issued and outstanding any class of capital stock other than common stock except for (i) preferred stock of Consumers, liquidation preference $10.00 per share, of which 632,500 shares are authorized and 536,500 are issued and outstanding and (ii) preferred stock of Consumers Re, par value and liquidation preference $1.00 per share, of which 1,000,000 shares are authorized and 65,500 shares are issued and outstanding.

            None of the Consumers Companies has any investment in any other entity (other than portfolio investments made in the ordinary course of business) except as disclosed in the Disclosure Schedule.

            (e) Capitalization. The authorized, issued and outstanding capital stock of each of the Consumers Companies is as set forth in the Disclosure Schedule.

            Except for the outstanding options/stock appreciation rights listed on the Disclosure Schedule issued pursuant to the Consumers Financial Corporation 1989 Stock Incentive Plan, there is no outstanding option, warrant or other agreement or commitment to which any of the Consumers Companies is a party or by which it is bound providing for the issuance of any additional shares of its capital stock or any securities convertible into its capital stock.

            No person has demand or other rights to cause any of the Consumers Companies to file any registration statement under the Securities Act of 1933, as amended, relating to the stock of any of the Consumers Companies, nor is any such entity prohibited from granting such rights to any person in the future. The offer, sale and repurchase of all capital stock and other securities of the Consumers Companies complied with or were exempt from all applicable federal and state securities laws at the time such securities were offered and sold.

            (f) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Consumers. This Agreement has been duly executed and delivered by Consumers and is the valid and legally binding obligation of Consumers, enforceable by LaSalle in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and except to the extent that enforcement may be limited by the application of general equitable principles. The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby will not result in the acceleration of any indebtedness or other obligation of the Consumers Companies and are not prohibited by, do not violate any provision of, and do not result in a default under:

                  (i) any of the Consumers Companies' respective Charters or bylaws;

                  (ii) any material contract, agreement or other instrument to which any of the Consumers Companies is a party or by which it is bound, except as identified on the Disclosure Schedule;

                  (iii) any regulation, rule, order, decree or judgment of any court, arbitration tribunal or governmental agency; or

                  (iv)  any law applicable to the Consumers Companies;

except that (A) the Insurance Holding Company Systems Acts of Arizona,
Delaware,
North Carolina and Ohio prohibit any person from acquiring control of a domestic insurance company or a holding company controlling a domestic insurance company unless such acquisition of control has been approved by the Commissioner of Insurance of each such state in the manner prescribed and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ( HSR ) requires certain pre-acquisition notification of certain transactions by the Federal Trade Commission and the Antitrust Division of the Department of Justice.

            (g) Financial Statements. Consumers has delivered to LaSalle audited consolidated balance sheets of Consumers and its subsidiaries at December 31, 1994 and 1995, and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of changes in financial position for each of the two years 1994 and 1995 with the footnotes and schedules thereto, together with the reports of independent public accountants with respect thereto. Said audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and fairly present the consolidated financial position of Consumers and its subsidiaries as of the respective dates thereof and its consolidated results of operations and changes in consolidated financial position and stockholders' equity for the years indicated as stated therein.

            The annual statements of each of the Insurance Company
            Subsidiaries,
filed with the state insurance department of its domiciliary state, for each of the years ended December 31, 1994 and 1995 and delivered to LaSalle, present fairly the required information, and the audited statutory financial statements covering each said year, which Consumers has heretofore delivered to LaSalle, present fairly the financial position of each of the Insurance Company Subsidiaries, respectively, at the end of each of the years then ended and the results of its operations for each such year, in conformity with accounting practices prescribed or permitted by the applicable state insurance laws and regulations as and to the extent described in such annual statements and related statutory financial statements.

            Consumers has also delivered to LaSalle unaudited consolidated balance sheets of Consumers and its subsidiaries, at March 31, 1996 and at June 30, 1996, and related unaudited consolidated statements of operations, unaudited consolidated statements of stockholders' equity and unaudited consolidated statements of changes in financial position for the three months ended
March 31,
1996 and six months ended June 30, 1996, respectively. The said unaudited consolidated financial statements contain the necessary adjustments, all of which are of a normal recurring nature for interim period reporting purposes,
for a fair representation of results for the interim periods.   The
consolidated balance sheet of Consumers and its subsidiaries as of June 30,
1996
is sometimes referred to herein as the Interim Balance Sheet.

            Consumers has also delivered to LaSalle the quarterly statements of condition of each of the Insurance Company Subsidiaries filed, where required, with the state insurance department of its domiciliary state, as of March 31, 1996 and June 30, 1996 including statutory financial statements covering the three months ended March 31, 1996 and the six months ended June 30, 1996. The said statutory financial statements contain the necessary adjustments, all of which are of a normal recurring nature for interim period reporting purposes, for a fair presentation of results for the interim periods, in conformity with accounting practices prescribed or permitted by the applicable state insurance laws and regulations.

            Consumers has duly filed all material reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission, and each such statement or other document has been timely filed and when filed was in material compliance with the requirements of the applicable federal securities law and rules and regulations promulgated thereunder. Consumers has not received any written or oral communications from the staff of the Securities and Exchange Commission over the past two years.

            As of their respective dates, Consumers (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (ii) Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, as filed with the SEC, and (iii) proxy statements, as filed with the SEC and as mailed to stockholders (together, the SEC Filings ) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent SEC filing.

            (h) Absence of Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, there is no direct or indirect, indebtedness, obligation, expense, claims, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured or unmatured, of the Consumers Companies ( Liabilities ), except:

                  (i) those Liabilities adequately and specifically set forth or reserved for on the Interim Balance Sheet and not heretofore paid or discharged or not required under statutory accounting principles to be so set forth or reserved on the Interim Balance Sheet and contingencies disclosed in the SEC filings;

                  (ii) those Liabilities arising in the ordinary course of business consistent with past practice under any Commitment specifically disclosed in Section 2.1(p) of the Disclosure Schedule or not required to be disclosed therein because of the nature of such Commitment or the term or amount involved; and

                  (iii) those Liabilities incurred, consistent with past business practice, in the ordinary course of business since the date of the Interim Balance Sheet and not heretofore paid or discharged.

            (i) Absence of Changes. Except as reflected in the Disclosure Schedule, since June 30, 1996 there has not been:

                  (i) any material adverse change in the financial condition, assets, properties, liabilities, results of operations or prospects of any of the Consumers Companies;

                  (ii) any declaration, setting aside or payment of any dividend (excluding intercompany dividends), or other distribution, in respect of any of the capital stock of any of the Consumers Companies or any direct or indirect redemption, purchase or other acquisition by any of the Consumers Companies of any of its capital stock,

                  (iii) except for agents' contracts entered into in the ordinary course of business, any entry into or amendment of any employment or deferred compensation agreement between any of the Consumers Companies and any of its officers, directors, employees, agents or consultants;

                  (iv) any issuance or sale by any of the Consumers Companies of any of its authorized capital stock, debentures, bonds, notes or other corporate securities, or any modification or amendment of the rights of the holders of any of its outstanding capital stock, debentures, bonds, notes or other securities;

                  (v) any creation of any lien (other than deposits with State
Insurance Departments and liens for current taxes not yet due), including, without limitation, any deposit for security made of, created on or in any asset or property of any of the Consumers Companies, or assumed by any of them with respect to any such asset or property;
                  (vi) any material indebtedness or other material liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other material transaction engaged in, by any of the Consumers Companies, except in the ordinary course of business;

                  (vii) any material obligation or liability discharged or satisfied, other than the current liabilities reflected in the consolidated balance sheet of any of the Consumers Companies as of June 30, 1996 and current liabilities incurred since the date thereof in the ordinary course of business and except as contemplated by this Agreement;

                  (viii) any sale, transfer or other disposition of any assets or properties of any of the Consumers Companies, except in the ordinary course of business or as contemplated by this Agreement;

                  (ix) any amendment, termination or waiver of any material right of any of the Consumers Companies under any material contract, agreement or governmental license or permit except the termination of the Joint Venture Agreement with Accel and the termination of the Pennsylvania Automotive Association endorsement;

                  (x) any material change in the practices and policies customarily followed by any of the Consumers Companies (including, without limitation, any underwriting, actuarial, pricing, financial or accounting practices or policies);

                  (xi) with respect to the Insurance Company Subsidiaries, any material increase or decrease in the percentage of its reinsured business, or any material increase in its lapse ratio, or any material decrease in the amount of its in-force business;

                  (xii) any actual or, to the knowledge of the executive officers of Consumers, threatened labor trouble, strike, loss of employees or agents;

                  (xiii) any increase in salaries or other compensation of,
or advances to, any employees, other than advances to non-executive employees in the ordinary course of business and the Employment Agreement to be entered into with Ralph Byrnes; or

                  (xiv) any transaction which was not in the ordinary course of business consistent with past practice.

            (j) Absence of Defaults. Except as set forth in the Disclosure Schedule, none of the Consumers Companies is in default under its respective charter or bylaws, or under any term or provision of any deed of trust, mortgage, indenture or security agreement or of any contract or instrument to which it is a party or by which it or any of its assets or properties is bound, the result of which default has caused or reasonably might be expected to cause a material adverse effect on its business, operations, properties, prospects or assets or its financial condition.

            (k) Compliance with Laws. Except as set forth in the Disclosure Schedule, there has been no failure by the Consumers Companies to comply in all material respects with any law or regulation of any applicable jurisdiction in the conduct of its business and corporate affairs.

            (l) Tax Status. Each of the Consumers Companies has duly filed all federal, state, local and foreign tax returns and reports, and all returns and reports of all other governmental units having jurisdiction, with respect to taxes imposed upon it or upon its income, assets, properties, licenses or operations. Since December 31, 1994, except for Consumers Re which files a separate return, the Insurance Company Subsidiaries file a consolidated federal income tax return. Except as disclosed in the Disclosure Schedule, all of such returns or reports reflect the true and correct tax liability of any of the Consumers Companies, as the case may be, and all taxes shown on such returns or reports and all assessments received by each of the Consumers Companies have been paid to the extent that such taxes have become due; and except as disclosed in the Disclosure Schedule, there are no waivers or agreements by any of the Consumers Companies for the extension of time for the assessment of taxes as above described. Except as set forth in the Disclosure Schedule, none of the federal or other income tax returns of any of the Consumers Companies has been audited by the Internal Revenue Service or other government agency. Federal and other income tax returns of each of the Consumers Companies for those years specified in the Disclosure Schedule are closed by applicable statutes of limitations. A true, complete and accurate copy of each audit report and other notices and letters issued by the Internal Revenue Service in connection with the audit of any federal income tax return of any of the Consumers Companies relating to any year or period not barred by the applicable statute of limitations has been or will be made available to LaSalle prior to the Closing.
With respect to the period of time through the date hereof for which tax returns have not yet been filed, or for which taxes are not yet due or owing, each of the Consumers Companies has set up reserves which Consumers, after due inquiry, believe to be adequate to cover all taxes which may become owing by reason of income earned or activities engaged in prior to the date hereof. Except as described in the Disclosure Schedule, there is not now, to the knowledge of Consumers, any proposed assessment of additional taxes against any of the Consumers Companies which is material. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Consumers Companies. The Consumers Companies have made all deposits required by law to be made with respect to employee withholding and other employment taxes. Each life insurance or annuity policy issued, sold or administered by, or on behalf of, any Insurance Company Subsidiary or any trust created or administered by any Insurance Company Subsidiary has at all relevant times qualified for, and currently qualifies for, appropriate tax treatment under Sections 72, 264, 7702 or 7702A of the Code and the treasury regulations promulgated thereunder or similar provision of state, local or foreign law.

            (m) Title to Properties. Except as set forth in the Disclosure Schedule, the Consumers Companies have good and marketable title to all of its properties and assets used or provided for use in their business, including those reflected on the consolidated balance sheets of Consumers and its subsidiaries at June 30, 1996, and on the statutory balance sheets of the Insurance Company Subsidiaries at June 30, 1996, (except as since sold or otherwise disposed of in the ordinary course of business or as contemplated by this Agreement), free and clear of all mortgages, pledges, liens, claims, conditional sale agreements, encumbrances or other charges and title objections (together, "Liens"), except for Liens securing specific liabilities set forth on such balance sheets (with respect to which no default exists) and except for minor imperfections of title and encumbrances, if any, which are not substantial in amount, which do not materially adversely affect the marketability of a property or properties or materially impair the operations of any of the Consumers Companies and have arisen only in the ordinary course of business.

            (n)   Litigation.  Except as set forth in the Disclosure Schedule,
(i) there is no action, suit or proceeding pending or, to the knowledge of the executive officers of Consumers, threatened against the Consumers Companies, before any court, at law or in equity, arbitration tribunal or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which individually or in the aggregate could have a material adverse effect on the financial condition or prospects of the Consumers
Companies, and (ii) the Consumers Companies are not in default in any material respect under any order, decree, judgment, award, determination, ruling or regulation of any court, arbitration tribunal, governmental department, commission, board, bureau, agency or other instrumentality.

            (o)   Employee Benefit Plans.

                  (i) The Consumers Companies do not have a collective bargaining agreement with any labor union or other representative of employees and, to Consumers knowledge, there has been no demand or attempt by employees to organize a union or labor organization. There are no unfair labor practice charges or complaints pending or, to the knowledge of the executive officers of Consumers, threatened against the Consumers Companies before the National Labor Relations Board or any other federal, state, local or foreign court or agency. There has been no other labor trouble or other occurrence, event or condition of a similar character, which is occurring or threatened or has occurred or been, to the knowledge of the executive officers of Consumers, threatened.

                  (ii) Except for the plans listed in the Disclosure Schedule (the "Employee Benefit Plans"), the Consumers Companies do not sponsor, maintain or contribute to, or have not sponsored, maintained or contributed to, any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual, which is in the nature of (i) an employee pension benefit plan (as defined in section 3(2) of ERISA), (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA), (iii) an incentive current or deferred compensation, or other benefit or compensation arrangement for employees, former employees, their dependents and/or their beneficiaries or (iv) an arrangement that could be characterized as providing for additional compensation, compensation associated with a change of control, severance benefits, perquisites, or fringe benefits.

                  (iii) Except as set forth in the Disclosure Schedule, the Consumers Companies do not sponsor or maintain, and are not contributing employers or otherwise parties to, or have any obligation or liability under or with respect to, and have never maintained or participated in, or been obligated to contribute to any defined benefit plan (as defined in section 3(35) of ERISA) or multiemployer plan (as defined in section 3(37) of ERISA). Except as set forth in the Disclosure Schedule there are no circumstances pursuant to which the Consumers Companies may be liable to the Pension Benefit Guaranty Corporation ("PBGC"), to any such defined benefit plan (or to any participant, beneficiary, trustee or fiduciary thereof), presently or heretofore sponsored or maintained by the Consumers Companies or any entity other than the Consumers Companies, including within the concept of "entity other than the Consumers Companies" any predecessor of the Consumers Companies or any "controlled company." A "controlled company" is any enterprise which, with the Consumers Companies, forms or formed at any time since September 2, 1974 a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or any affiliated service group within the meaning of Section 414(m) of the Code.

                  (iv) Each Employee Benefit Plan intended to be qualified under Sections 401(a), 4975(e)(7), and 401(k) of the Code has been determined to be so qualified by the Internal Revenue Service ("IRS"), and any trust created pursuant to any such Employee Benefit Plan has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code. To the knowledge of the executive officers of Consumers, nothing has occurred since the date of the last such determination which resulted or could result in the revocation of such determination. As of the Closing, all of the Employee Benefit Plans comply with all applicable requirements of the Code (including, for an Employee Benefit Plan which is an employee stock ownership plan under
Section 4975(e)(7) of ERISA (the ESOP ), the requirements of Sections 409 and 4975(e)(7) of the Code), and all amendments and actions required to bring each Employee Benefit Plan into conformity in all respects with all applicable laws have been made or taken to the extent that such amendments or actions are required by law to be made or taken in order to obtain a favorable determination letter upon termination of the Employee Benefit Plan, if applicable. The Consumers Companies have properly and timely submitted all qualified Employee Benefit Plans in a good faith effort to meet the applicable requirements of ERISA and the Code to the IRS for its determination of their continuing tax-qualified status within the time prescribed therefor under applicable law. The Consumers Companies are not presently liable for failure to make contributions to any such Employee Benefit Plan or for their fiduciary conduct in connection with such Employee Benefit Plan. There has been no violation of Sections 404, 406 or 407 of ERISA or Section 4975 of the Code, no violation of the reporting and disclosure provisions of the Code or ERISA, and no termination or partial termination with respect to any Employee Benefit Plans.

                  (v) Full payment has been made of all amounts which the Consumers Companies are required, under applicable law or under any Employee Benefit Plan or any agreement related to any Employee Benefit Plan to which the Consumers Companies are a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Employee Benefit Plan ended prior to the date hereof. The Consumers Companies have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date of such documents.

                  (vi) No Employee Benefit Plan provides any health, life or other welfare benefit coverage to employees of the Consumers Companies beyond termination of their employment with the Consumers Companies by reason of retirement or otherwise, other than coverage as may be required under
Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

                  (vii) Except for the Employment Agreement to be entered into with Ralph Byrnes, the consummation of the transactions contemplated by this Agreement will not (other than any payment made pursuant to Code Section 401(k)(10) under any 401(k) Plan) accelerate the time of payment or vesting, increase any compensation due to any current employee or former employee of the
Consumers Companies or entitle any employee to severance pay, unemployment compensation or any other payment.

                  (viii) No proceedings, suits or material claims (other than routine claims for benefits) exist or are, to the knowledge of the executive officers of Consumers, threatened against the Consumers Companies with respect to any Employee Benefit Plan.

                  (ix) The Buying Parties (as defined below) have no obligation to continue any Employee Benefit Plan as of the Closing and may, in their sole and absolute discretion, terminate, modify or discontinue any such Employee Benefit Plan, in whole or in part, without penalty and without prior notice to the Consumers Companies, any participant, beneficiary or present or former employee of the Consumers Companies.

            (p) Contracts. The Disclosure Schedule contains a list, as of the date hereof, of each contract, agreement, understanding or other commitment, whether written or oral (including any and all amendments thereto) relating to the business of the Consumers Companies, to which any of the Consumers Companies is a party or by which they are bound (collectively, the "Commitments"), described below:

                  (i)   contract with any employee, consultant or labor union;

                  (ii) contract for the future purchase of, or payment for, supplies or products or services in any single instance exceeding $25,000, or in the aggregate $100,000, which are not terminable without penalty upon not more than 30 days' notice;

                  (iii) representative or sales agency contract;

                  (iv) contract limiting or restraining such company from engaging or competing in any lines of business with any person or entity;

                  (v) contract with any customer or agent providing for a retrospective price adjustment or retrospective commission or future premium guarantee;

                  (vi) commitment to guarantee the obligations of others or commitment by others to guarantee the obligations of the Consumers Companies;

                  (vii) real or personal property lease;

                  (viii) mortgage, indenture, note debenture, bond, letter of credit agreement, surety agreement, loan agreement or other commitment for the borrowing or lending of money relating to the Consumers Companies or agreement for a line of credit;

                  (ix) license, franchise, distributorship or other agreement, including those which relate in whole or in part to any software, technical assistance or other know-how of or used in the prior twenty-four months;

                  (x) commitment or agreement for any capital expenditure or leasehold improvement in excess of $100,000;

                  (xi)  reinsurance agreement;

                  (xii) investment in or agreement to invest in derivative securities; or

                  (xiii) material contract, agreement or commitment not otherwise disclosed herein.
True and complete copies of such Commitments have been delivered or made available to LaSalle prior to the date hereof. Each Commitment is a valid and binding obligation, which, to the knowledge of Consumers, is in full force and effect. Except as disclosed on the Disclosure Schedule, the Consumers Companies are not in default under any of the Commitments, and, to Consumers knowledge, no third party is in default under any of the Commitments. The Disclosure
Schedule identifies each Commitment that requires consent by a third party to give the Consumers Companies all rights under such Commitment following the consummation of the transactions contemplated by this Agreement.

            (q) Intellectual Property. The Disclosure Schedule contains a true, complete and correct list of all of the names and trademarks, whether or not registered, which are used in or related to the business of the Consumers Companies (each a "Name" or "Trademark" and collectively the "Names and Trademarks"), the Consumers Companies own all such Names and Trademarks and have good title thereto, free and clear of all Liens. The Disclosure Schedule contains a true, complete and correct list of each jurisdiction where the Consumers Companies have filed a certificate of assumed name with respect to their business. As to each of the Names and Trademarks that is registered, or as to which any application for registration by the Consumers Companies is pending, the Disclosure Schedule lists each jurisdiction in which such Name or Trademark is registered and the expiration date for such registration, and each jurisdiction in which an application to register such Name or Trademark is pending and the date such application was made. There are no judicial or administrative actions pending, or, to the knowledge of Consumers executive officers, threatened against, the Consumers Companies with respect to any of the
Names or Trademarks, and no right to use any Name or Trademark which is currently outstanding has been granted by the Consumers Companies or any past or present subsidiary or affiliate of the Consumers Companies to any person or third party. No person or third party has any right, title or interest in any Name or Trademark in the United States, for any use in any class or field which is the same or similar to any aspect of the Consumers Companies' business.
None
of the Consumers Companies have either infringed on, or are alleged to be infringing on, any trademark, service mark, copyright, trade dress, trade name, corporate name, graphic work of art, slogan or logo of any person or third party in connection with their business and, to Consumers knowledge, no person or third party is infringing any of the Names or Trademarks listed. No employee or officer of any of the Consumers Companies has any interest in any of the Names or Trademarks.

            (r) Insurance Policies. All insurance policies or contracts issued by the Insurance Company Subsidiaries are valid policies or contracts, the form of which has been approved, where required, by the applicable state insurance departments and provided to LaSalle.

            (s) Reserves. The reserves for policy liabilities of each of the Insurance Company Subsidiaries as set forth on its December 31, 1995 statutory balance sheet have been computed in accordance with generally accepted actuarial methods and principles consistently applied and, in all cases, have been properly computed, were based on actuarial assumptions that were in all material respects in accordance with or more conservative than those called for in the related policy or contract, and are adequate under the applicable requirements of the law of the state of its domicile and the law of the states in which it is licensed to do business to enable the Insurance Company Subsidiaries to conduct their insurance business in those states, except those states listed on the Disclosure Schedule. The reserves for policy liabilities of each of the Insurance Company Subsidiaries as set forth on its June 30, 1996 statutory balance sheet have been computed in a manner which is consistent with the methods and principles described above.

            (t) Operations Insurance. The Disclosure Schedule contains a description of all property and casualty, liability, directors' and officers' liability, key man life, group health, group disability, group life and other insurance policies owned by the Consumers Companies. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the business and assets of the Consumers Companies and all premiums to date have been paid in full. The Consumers Companies have not been refused any insurance, nor has their coverage been limited, by any insurance carrier to which they have applied for insurance or with which they have carried insurance during the past five years. The Disclosure Schedule also sets forth a summary of all past product liability insurance coverage (primary and excess), including coverage relating to lines of business or subsidiaries which have been discontinued or dissolved, which summary shall include the name of insurer, the policy number, whether the policy was on a claims-made or occurrence basis and the policy limits for each policy. The Disclosure Schedule also contains a true and complete description of all outstanding bonds and surety arrangements issued or entered into in connection with the business, assets and liabilities of the Consumers Companies.

            (u) Real Estate. All of the real estate owned by any of the Consumers Companies in the aggregate, has a net value at June 30, 1996 of not less than the aggregate carrying value of all such real estate on the June 30, 1996 statutory balance sheets of the Insurance Company Subsidiaries. Except as set forth in the Disclosure Schedule, all buildings, plants, structures, equipment and other personal property owned or leased by the Consumers Companies are in good operating condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of business of the Consumers Companies. The Consumers Companies are not, and have not received notification that they are, in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations. Except as set forth in the Disclosure Schedule, each real property lease in which any of the Consumers Companies are landlord or tenant is, and on the Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended and neither the Consumers Companies, as landlord or tenant under any such lease, nor, to the knowledge of the executive officers of Consumers, any other party to any such lease, is in default under any such lease, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or tenant to terminate any such lease. Neither the whole nor any portion of the property or leaseholds owned or held by the Consumers Companies is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other person with or without payment of compensation therefor. There are no assessments with respect to any of the properties owned or leased by any of the Consumers Companies which remain unpaid.

            (v)  Environmental Matters.

                  (i) Except as may be disclosed on the Disclosure Schedule, the Consumers Companies have conducted their business in material compliance with all Environmental Laws (as hereinafter defined). For purposes of this Agreement, the term "Environmental Laws" means any and all federal, state, provincial, local laws, regulations and ordinances and foreign laws and requirements relating to health and safety and pollution or protection of the environment, including laws, regulations and requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances (as hereinafter defined) into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. For purposes of this Agreement, the term "Hazardous Substance" means (i) any petroleum products, explosives, alcohols, chemical solvents, polychlorinated biphenyls ("PCBs") or related or similar materials,
(ii) any substance, waste, material or good defined as hazardous, radioactive, extremely hazardous, toxic or dangerous, or as a pollutant or contaminant, under any Environmental Law, or by any federal, state or municipal government or governmental agency, and (iii) any asbestos, asbestos-containing substances or urea formaldehyde insulation.
(ii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Consumers Companies alleging any violation or failure to comply with any Environmental Law. The Consumers Companies are not parties to any agreement, consent order or adjudication of any type with any person, including any government agency, that is authorized under or make reference to any Environmental Law.

                  (iii) The Consumers Companies have obtained and have at all times possessed all permits, licenses, registrations and other authorizations (the "Environmental Permits") necessary to conduct their business under the Environmental Laws and have filed timely and complete applications for renewal of any such Environmental Permits that are required prior to the Closing. The Environmental Permits necessary for the Consumers Companies to conduct their business are currently in effect and are listed on the Disclosure Schedule, and the Consumers Companies are in material compliance with all terms and conditions of such Environmental Permits and have not materially violated any of same. The Consumers Companies have not received any notice of any proposal to amend, revoke, reissue or replace any Environmental Permit, nor have any events occurred that could form a reasonable basis for any such action.

                  (iv) There has not been any spill, release or unauthorized discharge of any Hazardous Substance in connection with the business of the Consumers Companies or at any of the properties or facilities occupied by the Consumers Companies, where such spill, release or discharge was required to be reported under any Environmental Law or would require abatement or correction under any Environmental Law. The Consumers Companies have not permitted any Hazardous Substances to be disposed of, treated or stored on the facility or any other property used by the Consumers Companies.

                  (v) There has not been and is not any Environmental Condition (as hereinafter defined) in connection with the business of the Consumers Companies at or relating to the properties or facilities used by the Consumers Companies or any predecessor, or at or relating to any property owned, leased or operated at any time by the Consumers Companies or any such predecessor, or at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of the Consumers Companies or any such predecessor, nor have the Consumers Companies received written notice of any such Environmental Condition. For purposes of this Agreement the term "Environmental Condition" means any condition or circumstance, that (i) requires abatement or correction under any Environmental Law, (ii) could give rise to any civil or criminal liability under any Environmental Law, or (iii) could create a public or private nuisance, including the presence of Hazardous Substances.

            (w) Books and Records. The minute books of each of the Consumers Companies contain the records of all of the official actions of its board of directors and its shareholders and there are no material omissions therefrom or misstatements therein. The minutes of the meeting of the board of directors fully and correctly describe all official actions taken by the executive committee and other committees of the board of directors except to the extent fully and correctly set forth in minutes of such committees. The books, records and accounts of the Consumers Companies accurately and fairly reflect in reasonable detail the transactions and the assets and liabilities of the Consumers Companies. The Consumers Companies have not engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

            (x) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Consumers directly with the Buying Parties, without the intervention of any person in such manner as to give rise to any valid claim by any person against any of the parties hereto for a finder's fee, brokerage commission or similar payment.

            (y) Transactions with Affiliates. Except as set forth on the Disclosure Schedule, no shareholder, director, officer, employee or sales representative of any of the Consumers Companies or any member of his or her immediate family or any other of its, his or her affiliates, owns or controls any party which has any material contract, agreement, understanding, business arrangement or relationship to any of the Consumers Companies.

            (z) Full Disclosure. No representation or warranty by Consumers in this Agreement nor any certificate, schedule, statement, document or instrument furnished to the Buying Parties pursuant to this Agreement, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

      SECTION 2.2 Representations and Warranties by LaSalle and CAC. Each of LaSalle and CAC (together, the Buying Parties ) represents and warrants to, and agrees with, Consumers as follows:

            (a) Organization and Good Standing of LaSalle. LaSalle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CAC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

            (b) Corporate Power. Each of the Buying Parties has corporate power to own its properties and carry on its business as now conducted.

            (c) Articles of Incorporation and Bylaws. The copies of (i) the charters of the Buying Parties, and all amendments thereto to date, and (ii) the bylaws of the Buying Parties, as amended to date, as certified by each company s respective Corporate Secretary as being complete and correct, have been delivered to Consumers.

            (d) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Buying Parties. This Agreement has been duly executed and delivered by the Buying Parties, and is the valid and legally binding obligation of the Buying Parties, enforceable by Consumers in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and except to the extent that enforcement may be limited by the application of general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the acceleration of any indebtedness or other obligation of the Buying Parties and are not prohibited by, do not violate any provision of, and do not result in a default under:

                  (i)   The Buying Parties  charters or  bylaws;

                  (ii) any material contract, agreement or other instrument to which the Buying Parties are a party or by which they are bound;

                  (iii) any regulation, rule, order, decree or judgment of any court or governmental agency; or

                  (iv)  any law applicable to the Buying Parties;

except that (A) the Insurance Holding Company Systems Acts of Arizona,
Delaware,
North Carolina and Ohio prohibit any person from acquiring control of a domestic insurance company or a holding company controlling a domestic insurance company unless such acquisition of control has been approved by the Commissioner of Insurance of such state in the manner prescribed, and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires certain preacquisition notification of the Federal Trade Commission and the Antitrust Division of the Department of Justice.

            (e) Insurance Department Approvals. The Buying Parties are not aware of any facts or circumstances relating to the Buying Parties, or any of the Buying Parties executive officers, directors or controlling shareholders that might cause any insurance department whose approval may be required to consummate the transactions contemplated by this Agreement to refuse to grant its approval of such transactions.

            (f) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buying Parties directly with Consumers without the intervention of any person in such manner as to give rise to any valid claim by any person against any of the parties hereto for a finder's fee, brokerage commission or similar payment.

            (g)   Litigation.  Except as set forth in the Disclosure Schedule,
(i) there is no action, suit or proceeding pending or, to the knowledge of the executive officers of LaSalle, threatened against the Buying Parties, before any court, at law or in equity, arbitration tribunal or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which individually or in the aggregate could have a material adverse effect on the financial condition or prospects of the Buying Parties, and (ii) the Buying Parties are not in default in any material respect under any order, decree, judgment, award, determination, ruling or regulation of any court, arbitration tribunal, governmental department, commission, board, bureau, agency or other instrumentality.

            (h) Full Disclosure. No representation of warranty of LaSalle in this Agreement nor any certificate, schedule, statement, document or instrument furnished to Consumers pursuant to this Agreement, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.



                                   ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

      SECTION 3.1  Shareholder Approval.

            (a) As soon as reasonably practicable following the date hereof, Consumers shall take all action necessary in accordance with the Exchange Act, the laws of the Commonwealth of Pennsylvania and its Articles of Incorporation and Bylaws to call and give notice of a meeting (the "Meeting") of its shareholders to consider and vote upon the approval and adoption of the Plan of Merger and for such other purposes as may be necessary or desirable. The Board of Directors of Consumers has unanimously determined that the Merger is advisable and in the best interests of the shareholders of Consumers and, subject to their fiduciary duties as advised by counsel, shall recommend without qualification of any nature that Consumers shareholders vote to approve and adopt the Plan of Merger and any other matters to be submitted to Consumers shareholders in connection therewith. The Board of Directors of Consumers shall use commercially reasonable efforts to solicit and secure from shareholders of Consumers such approval and adoption, subject to their fiduciary duties as advised by counsel, which efforts shall include causing Consumers to solicit shareholder proxies therefor and advising LaSalle promptly upon its request from time to time as to the status of the shareholder vote then tabulated. With regard to any shares of Consumers Common Stock held by the ESOP, the trustee of the ESOP shall vote upon the approval and adoption of the Plan of Merger with regard to all such shares of Common Stock in accordance with the terms of the ESOP, Sections 404 and 406 of ERISA, and Section 4975 of the Code.

            (b) Consumers shall prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder within 15 days following the date hereof, a preliminary draft of the Proxy Statement. LaSalle and CAC shall cooperate with Consumers in the preparation and filing of the Proxy Statement and any amendments and supplements thereto. Neither the Proxy Statement nor any preliminary draft thereof shall be filed, no amendment or supplement thereto shall be made, nor shall any communication with the SEC be initiated, by Consumers, in each case, without prior consultation with LaSalle and their counsel and without first having sent such materials to LaSalle for its comments. Consumers will use commercially reasonable efforts to have any review of the Proxy Statement conducted by the SEC promptly. As soon as reasonably practicable following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the
SEC, Consumers shall cause to be mailed a definitive Proxy Statement to its shareholders entitled to vote on the Plan of Merger.

      SECTION 3.2 Conduct of Consumers Business. Consumers covenants and agrees that, prior to the Effective Date, unless LaSalle shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

            (a) Consumers shall use commercially reasonable efforts to sell the business of Interstate, the universal life block of business and Consumers North Carolina prior to the Effective Date. If the Interstate business is not sold prior to the Effective Date, Interstate will be spun off to Consumers shareholders on or prior to the Effective Date. Consumers shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any assets of the Consumers Companies other than in the ordinary course of its business consistent with past practice or as contemplated by this Agreement, (ii) amend or propose to amend its Articles of Incorporation or Bylaws, (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares, except for dividends with respect to outstanding shares of Consumers preferred stock, (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a) except as provided in paragraph (l) of this Section 3.2.

            (b) Except as contemplated herein, Consumers shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock plan or otherwise, (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (iii) incur any indebtedness for borrowed money or issue any debt securities, except in the ordinary course of its business consistent with past practice, (iv) enter into or modify any material contract, lease or agreement other than in the ordinary course of business and consistent with past practice, other than the termination of the Joint Venture Agreement with Accel and the sale of Consumers home office building, (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of its business consistent with past practice or except as expressly provided herein, or (vi) dissolve or otherwise alter its corporate existence.

            (c) Except for increases in salary to non-executive officers in the ordinary course of business and the Employment Agreement to be entered into with Ralph Byrnes, Consumers shall not grant any increase in the salary or other compensation of its employees or independent contractors or grant any bonus to any employee or independent contractors or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of Consumers.

            (d) Consumers shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of Consumers or to increase the benefits payable under its severance or termination pay practices.

            (e) Except for seasonal hires not inconsistent with past practices, Consumers shall not hire any new employees except for employees having an annualized salary of less than $30,000, who are terminable at will or who are hired to replace a former employee.

            (f) Consumers shall not (except as provided in Section 3.2(l) or as it relates to the termination of the Excess Benefit Plan) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees.

            (g) Except for security interests set forth on the Disclosure Schedule, Consumers shall not mortgage, pledge or otherwise subject to any lien, security interest, encumbrance or charge of any nature, any of its property or assets, or become committed so to do, or permit or suffer any of such property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any nature, other than liens of current taxes not yet due and payable, or become committed to do so.

            (h) Consumers shall use commercially reasonable efforts to maintain its relationships with its suppliers, customers and employees, and if and as requested by LaSalle or CAC, (i) Consumers shall make reasonable arrangements as reasonably requested by LaSalle or CAC for representatives of LaSalle or CAC to meet with customers and suppliers of Consumers (provided however that LaSalle shall give Consumers reasonable notice of such meetings), and (ii) Consumers shall schedule, and the management of Consumers shall participate in, meetings of representatives of LaSalle or CAC with employees and customers of Consumers.

            (i) Consumers shall not make any capital expenditures or capital commitments or incur any debt in excess of $50,000 in the aggregate except for expenditures for maintenance of capital assets in the ordinary course of its business consistent with past practice.

            (j) Consumers shall use commercially reasonable efforts to maintain all of the assets used or useful to the business of Consumers in good repair, order and condition, maintain in full force and effect all permits and other authorizations to do business currently in effect and maintain in full force all policies of insurance or satisfactory substitute insurance policies insuring against the risks, damages and losses covered by the insurance policies currently in force.

            (k) Consumers shall not otherwise conduct its business except in the ordinary course consistent with past practice.

            (l) Consumers shall obtain agreements in form and substance reasonably satisfactory to LaSalle from holders of all stock options outstanding under Consumers stock option plans to, on the day prior to the Closing Date, exercise their stock appreciation rights and waive their right to exercise such options, and, in consideration therefor, each holder shall be entitled to receive from Consumers on the Effective Date, for each share of Consumers Common Stock subject to an option, an amount of cash equal to the excess, if any, of the Merger Consideration per share, as adjusted pursuant to Section 1.2(b), over the per share exercise price of such option. Assuming no adjustment pursuant to Section 1.2(b), the holders of outstanding stock options, each of which has an exercise price of $2.25 per share, would be entitled to $1.67 per option share or an aggregate $298,930. Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of a stock option for any applicable withholding taxes or other amounts required by law to be paid or withheld through reducing the amount paid to such holder. Prior to the Effective Date, the Board of Directors of Consumers or the appropriate committee thereof shall take such action as is necessary to effectuate the foregoing.

      SECTION 3.3 Expenses; Break-up Fee. If, prior to the Closing Date, (i) Consumers is offered a transaction by another party that Consumers believes is a more favorable transaction for its shareholders, and the board of directors of Consumers, in the exercise of its fiduciary duty, decides to proceed with the new party or (ii) in the event that the Plan of Merger shall not be approved by the shareholders of Consumers pursuant to Section 3.1, Consumers shall promptly (and, in any event, within five days) pay LaSalle a $300,000 break-up fee, which shall be LaSalle s sole remedy against Consumers for such action. Except as provided in the immediately preceding sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Without the prior consent of LaSalle, which will not be unreasonably withheld, professional fees incurred since October 1, 1996 including accounting, investment banking and legal fees incurred by Consumers in connection with the investigation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereby shall not exceed $100,000 in the aggregate.

      SECTION 3.4 Other Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings required under the Exchange Act; provided that the foregoing shall not require LaSalle or Consumers to make, or agree to make, any divestiture of a material asset in order to obtain any waiver, consent or approval.

      SECTION 3.5 No Solicitation of Transactions. Consumers shall not, and shall not permit its officers, employees, representatives or agents to, directly or indirectly, continue, encourage, solicit or initiate discussions or negotiations with, or provide any nonpublic information to, any person other than LaSalle or its affiliates or any group in which LaSalle or its affiliates participates, concerning any sale of assets (other than in the ordinary course of its business consistent with past practice and other than the sale of assets contemplated by this Agreement) or shares of capital stock of Consumers, or any merger, consolidation, recapitalization, liquidation or similar transaction including Consumers (collectively, an "Acquisition Transaction"). Consumers will promptly communicate to LaSalle and CAC the terms of any inquiry or proposal which it may receive in respect of an Acquisition Transaction. Consumers notification under this Section 3.5 shall include the identity of the person making such proposal, the terms of such proposal and any other such information with respect thereto as LaSalle may reasonably request. Nothing contained in this Agreement shall be construed to prohibit Consumers or its Board of Directors from (i) making any recommendation with respect to any Acquisition Transaction and related disclosure to shareholders or (ii) disclosing, under protection of an appropriate confidentiality agreement, non-public information concerning Consumers to a person who has made a bona fide, binding and firm, fully-financed offer to acquire all of the outstanding Consumers Common Stock for a price in excess of the price to be paid to the shareholders in the Merger and on terms which are higher and better to Consumers shareholders than the terms of the Merger, which, in the judgment of Consumers, on the advice in writing of counsel, shall be required by law.

      SECTION 3.6 Third Party Consents. Consumers shall use commercially reasonable efforts to obtain prior to the Effective Date all consents and approvals to the consummation and performance of the transactions contemplated hereby, as set forth in the Disclosure Schedule.

      SECTION 3.7 Tax Clearance Certificates. Consumers shall use commercially reasonable efforts to obtain a tax clearance certificate in each state where Consumers pays taxes, and, in the event that such tax clearance certificates may not be obtained prior to the Closing, Consumers shall provide LaSalle or CAC a ledger account of taxes owed and paid in each such state where ledger account information is available.

SECTION 3.8 Notification of Certain Matters. Consumers shall give prompt notice to LaSalle and CAC, and LaSalle and CAC shall give prompt notice to Consumers, of (i) the occurrence, or failure to occur, of any event which such party believes would likely cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date and (ii) any material failure of Consumers, LaSalle or CAC, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

      SECTION 3.9  Access to Information.

            (a) Consumers shall, and shall cause its officers, directors, employees and agents, including attorneys and accountants, to afford, upon LaSalle or CAC's reasonable request, from the date hereof to the Effective Date, the officers, employees and agents of LaSalle and CAC complete access at all reasonable times to its officers, employees, agents, properties, books, records and work papers, and shall furnish LaSalle and CAC all financial, operating and other data and information as LaSalle or CAC, through its officers, employees or agents, may reasonably request.

            (b) No investigation pursuant to this Section shall effect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto to effect the Merger.

      SECTION 3.10 Public Announcements. None of LaSalle, CAC or Consumers will make, issue or release any oral or written public announcement or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions or status of, the transactions contemplated by this Agreement and the
Plan of Merger, or make any other communication to its shareholders or the investing public, directly or indirectly (including press releases and statements to securities analysts), without first making a good faith attempt to obtain the prior approval of, or concurrence in, the contents of such announcement, acknowledgment or statement by the other party or parties, which approval or concurrence shall not be unreasonably withheld or delayed.

      SECTION 3.11 Transmittal Letter. Within five business days following the
Effective Date, Consumers shall send each holder of Consumers Common Stock on the Effective Date a transmittal letter in substantially the form attached as Exhibit B.


                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

      SECTION 4.1 Conditions to the Merger Relating to LaSalle and CAC. The obligation of LaSalle and CAC to effect the Merger is, at their option, subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

            (a) Representations, Warranties, and Covenants of Consumers. The representations and warranties of Consumers herein contained and the information contained in the Disclosure Schedule and other documents delivered by Consumers in connection with this Agreement shall be true and correct on the Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; Consumers shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Consumers shall have delivered to LaSalle a certificate in form and substance satisfactory to LaSalle dated the Closing Date and signed by the President and by the Chief Financial Officer of Consumers to such effect.
(b) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of LaSalle, made in good faith, would make the consummation of the Merger imprudent in light of applicable law or the defense of which would involve expense that would be materially adverse to LaSalle. In addition, there shall not be any other litigation or other proceeding pending or threatened against Consumers not otherwise set forth in the Disclosure Schedule, the consequences of which, in the reasonable judgement of CAC and LaSalle's Board of
Directors, could be materially adverse to Consumers.

            (c) Shareholder Approval. This Agreement and the Plan of Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding Consumers Common Stock in accordance with the BCL and Consumers' Articles of Incorporation and Bylaws.

            (d) No Convertible Securities Outstanding. Consumers shall have canceled, on terms and conditions reasonably satisfactory to LaSalle, all outstanding stock options issued pursuant to the Consumers Option Plan pursuant to Section 3.2(l), and no equity securities of Consumers (other than Consumers Preferred Stock), options, warrants, or other instruments exercisable for equity securities of Consumers shall be outstanding.

            (e) Regulatory Approval. All authorizations, consents and permits required to perform this Agreement and the Plan of Merger shall have been obtained, including approval by each State Insurance Commission in which an Insurance Company Subsidiary is domiciled, and shall be in form and substance satisfactory to LaSalle. The required statutory waiting period under HSR shall have terminated and no condition with respect thereto shall be unacceptable to LaSalle.

            (f) Material Adverse Changes. From the date hereof to the Closing
Date, there shall have been no material adverse change in statutory operating results or new material information provided to LaSalle. There shall be no conditions existing or threatened with respect to Consumers or its business or assets that could reasonably be expected to have a material adverse affect on Consumers.

            (g) Shareholder Vote/Dissenters Rights. The holders of a majority of the outstanding shares of Consumers Common Stock shall have approved and adopted this Agreement and the Plan of Merger at the Meeting to take place in accordance with Section 3.1 hereof. The holders of not more than 15% of the outstanding shares of Consumers Common Stock shall have demanded dissenters rights under the BCL with respect to their shares of Consumers Common Stock.

            (h) Opinion of Counsel for Consumers. LaSalle shall have received opinions dated the Closing Date of Duane, Morris & Heckscher, counsel for Consumers, in form and substance reasonably satisfactory to LaSalle and its counsel, substantially to the effect that:

                  (i) Consumers is a corporation duly organized, and presently subsisting under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own its properties and assets and to carry on its business;

                  (ii) Consumers has the corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Consumers and constitutes the legal, valid and binding obligation of Consumers, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except to the extent that enforceability is subject to general principles of equity.
(iii) Neither the execution and delivery by Consumers of this Agreement or the Plan of Merger, nor the consummation by it of the transactions contemplated thereby will (A) contravene or violate any provisions of the Articles of Incorporation or Bylaws of Consumers; or (B) result in any violation of or default under or permit the acceleration of any obligation under, any contract or authorization listed on the Disclosure Schedule or any judgment, order, decree, statute, law, ordinance, rule or regulation known to such counsel and applicable to Consumers or its properties, other than any such violation, default, or acceleration which would not have a material adverse effect on the business, financial condition, or operating results of Consumers or assets and liabilities of Consumers taken as a whole.

                  (iv) The Plan of Merger was duly and validly approved by Consumers and its shareholders in accordance with the BCL and the Articles and Bylaws of Consumers. Assuming that the Plan of Merger was duly and validly approved by CAC and its shareholders in accordance with the BCL and the Articles of Incorporation and Bylaws of CAC and that all necessary actions have been taken to cause the Merger to become effective under the BCL, upon filing of the Articles of Merger with the appropriate office of the Commonwealth of Pennsylvania and the issuance thereby of a Certificate of Merger relating to the
Merger, the Merger will become effective under the laws of the Commonwealth of Pennsylvania.

                  (v) The authorized capital stock of Consumers consists solely of 10,000,000 shares of Consumers Common Stock, $.01 stated value, of which [3,025,501] are outstanding and [632,500] shares of Consumers Preferred Stock, $10.00 liquidation value, of which 536,500 are outstanding. To the knowledge of such counsel after inquiring of Consumers officers, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Consumers at any time, or upon the happening of any stated event, any shares of the capital stock of Consumers whether or not presently issued or outstanding.

                  (vi) The transactions contemplated by this Agreement will not give the holders of Consumers Preferred Stock any right to accelerate redemption of the Consumers Preferred Stock.

                  (vii) All of the outstanding shares of capital stock of the subsidiaries of Consumers are owned by Consumers, directly or indirectly, through wholly-owned subsidiaries, free and clear of any lien, pledge, charge or encumbrance or any other claim of any third party.

            Except as expressly set forth in the opinions, where such opinions are qualified to the "knowledge of counsel" or "known to such counsel," such terms shall mean such counsel's actual knowledge as of the date of the opinion without independent investigation or inquiry.

            In addition, such counsel shall advise LaSalle that (A) the Proxy Statement, as of the date of mailing, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the
SEC thereunder, and (B) with respect to information relating to Consumers and its business, properties, management, shareholders or securities, such counsel has participated in the preparation of the Proxy Statement and no facts have come to their attention to lead such counsel to believe that the Proxy
Statement
on the date of mailing and the Effective Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (i) Due Diligence Review. There shall not exist prior to the Effective Date any condition which was not disclosed in writing to LaSalle on or prior to the date hereof and which materially adversely affects the business, financial condition, or operating results of Consumers or the assets and liabilities of Consumers taken as a whole; provided, however, that the foregoing condition to the Merger shall lapse and be rendered null and void with respect to any such condition unless LaSalle notifies Consumers that LaSalle is terminating or intends to terminate this Agreement pursuant to Section 5.1(b) because of a breach of this Section within fifteen days after such condition is first disclosed in writing to LaSalle.

            (j) Third Party Consents. Consumers shall have obtained all consents and approvals to the consummation and performance of the transactions contemplated hereby, as set forth in the Disclosure Schedule.

            (k) Tax Clearance Certificates. Consumers shall have received tax clearance certificates in each state in which Consumers pays taxes and in which such a tax clearance certificate is obtainable, and, in the event that such tax clearance certificates may not be obtained prior to the Closing, Consumers shall provide LaSalle or CAC with a ledger account of taxes owed and paid in each such state where ledger account information is available.

            (l) Sale of Interstate. Consumers shall have either sold the business of Interstate to third parties (the Interstate Assets ) or distributed the common stock of Interstate to its shareholders.

            (m) Sale of Universal Life Block. Consumers shall have sold its universal life block of business to a third party.

            (n) Employment Agreement. Ralph Byrnes shall have entered into a three year employment agreement with Consumers in substantially the form provided in the Disclosure Schedule.

            (o) Closing Documents. LaSalle and CAC shall have received such certificates and other closing documentation as Morgan, Lewis & Bockius, LLP counsel for LaSalle and CAC, shall reasonably request.

      SECTION 4.2 Conditions to the Merger Relating to Consumers. The obligation of Consumers to effect the Merger is, at its option, subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

            (a)   Representations, Warranties, and Covenants of LaSalle and
            CAC.
The representations and warranties of LaSalle and CAC herein contained shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; LaSalle and CAC shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing
Date; and LaSalle and CAC shall have delivered to Consumers a certificate in form and substance satisfactory to Consumers dated the Closing Date and signed by the Chairman and Chief Executive Officer and by the President and Chief Operating Officer of each of LaSalle and CAC to such effect.

            (b) Injunctions; Etc. There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against LaSalle, CAC or Consumers which prohibits or materially restricts or delays consummation of the Merger.

            (c) Shareholder Approval. This Agreement and the Plan of Merger shall have been approved and adopted by the requisite vote of the holders of Consumers Common Stock in accordance with the BCL and Consumers Articles of Incorporation and Bylaws.

            (d) Opinion of Counsel for LaSalle and CAC. Consumers shall have received opinions dated the Closing Date of Morgan, Lewis & Bockius, LLP counsel for LaSalle, and Dorsey & Whitney, counsel for CAC, as applicable, in form and substance reasonably satisfactory to Consumers and its counsel, substantially to the effect that:

                  (i) Each of LaSalle and CAC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its properties and assets and to carry on its business;

                  (ii) Each of LaSalle and CAC has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed and delivered by LaSalle and CAC and constitutes the legal, valid and binding obligation of each such party, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except to the extent that enforceability is subject to general principles of equity.

                  (iii) Neither the execution and delivery by LaSalle or CAC of this Agreement or the Plan of Merger, nor the consummation by either of them of the transactions contemplated hereby will (i) contravene or violate any provisions of the Charter or Bylaws of LaSalle or CAC or (ii) result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation known to such counsel and applicable to such corporation or its properties, other than any such violation, default, loss or acceleration which would not have a material adverse effect on the business, financial condition, or operating results of such corporation or assets and liabilities of such corporation taken as a whole.

            Where such opinions are qualified "known to such counsel," such term shall mean such counsel's actual knowledge as of the date of the opinion without independent investigation or inquiry.

            (e) Regulatory Approval. All authorizations, consents and permits required to perform this Agreement and the Plan of Merger shall have been obtained, including approval by each State Commissioner of Insurance in which an
Insurance Company Subsidiary is domiciled, and shall be in form and substance satisfactory to Consumers. Buyer shall have filed all necessary premerger notifications pursuant to HSR, and the required statutory waiting period under HSR, if applicable, shall have terminated.

            (f) Closing Documents. Consumers shall have received such certificates and other closing documents as Duane, Morris & Heckscher, counsel for Consumers, shall reasonably request.


                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

      SECTION 5.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, whether before or after approval by the shareholders of Consumers:

            (a) by mutual action of the Boards of Directors of LaSalle, and Consumers; or

            (b) by the Board of Directors of LaSalle, if the representations and warranties of Consumers contained in Section 2.1 were materially incorrect when made or if Consumers shall not have complied in any material respect with any of the covenants set forth in Article III;

            (c) by the Board of Directors of Consumers, if the representations and warranties of LaSalle and CAC contained in Section 2.2 were materially incorrect when made or if LaSalle or CAC shall not have complied in any material respect with any of the covenants set forth in Article III.
(d) by either LaSalle, CAC or Consumers, if the Closing has not occurred by January 31, 1997; provided, however, that this Agreement shall not terminate if the Closing has not occurred due to a regulatory approval delay beyond the control of the parties, in which case any of the parties may request an extension reasonably necessary to obtain regulatory approval, and which consent may not be unreasonably withheld prior to March 31, 1997 after which such consent may be withheld in the sole discretion of any party.

      SECTION 5.2 Effect of Termination. Except as provided in Section 3.3 with respect to expenses and fees, in the event of the termination of this Agreement and the abandonment of the Merger, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

      SECTION 5.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the shareholders of Consumers, no amendment may be made which decreases the amount of cash to which the shareholders of Consumers are entitled pursuant to this Agreement or otherwise materially adversely affects the shareholders of Consumers without the further approval of the shareholders of Consumers.

      SECTION 5.4 Waiver. Any time prior to the Effective Date, whether before or after any meeting of Consumers shareholders as referred to in Section 3.1, any party hereto may (a) in the case of LaSalle or CAC, extend the time for the performance of any of the obligations or other acts of Consumers or, subject to the provisions contained in Section 5.3, waive compliance with any of the agreements of Consumers or with any conditions to the respective obligations of LaSalle or CAC, or (b) in the case of Consumers, extend the time for the performance of any of the obligations or other acts of LaSalle or CAC, subject to the provisions contained in Section 5.3, or waive compliance with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.




                                   ARTICLE VI

                                  MISCELLANEOUS

      SECTION 6.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopy or facsimile transmission (with hard copy to follow), registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery services addressed, in the case of Consumers, to it at

                  Consumers Financial Corporation
                  1200 Camp Hill By-Pass
                  Camp Hill, PA  17001
                  Attn: James C. Robertson

            with a required copy to:

                  Duane, Morris & Heckscher
                  305 N. Front Street, 5th Floor
                  P.O. Box 1003
                  Harrisburg, PA  17108-1003
                  Attn:   Scott C. Penwell, Esquire

            or, in the case of LaSalle and CAC, to them at:
            LaSalle Group, Inc.
                  1822 Spruce Street
                  Philadelphia, PA 19103
                  Attn:  Robert E. Hancox and Charles E. Miller, Jr.



            with a required copy to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square,
                  Philadelphia, Pennsylvania 19103
                  Attn:  Steven M. Cohen, Esquire

or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or communication.

      SECTION 6.2 No Survival of Representations and Warranties. The representations and warranties in this Agreement shall not survive the consummation of the Merger.

      SECTION 6.3 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

      SECTION 6.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

      SECTION 6.5 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

      SECTION 6.6 No Rights; Etc.. Nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

      SECTION 6.7 No Assignment. This Agreement shall not be assigned, by operation of law or otherwise, except that LaSalle or CAC may assign all of CAC's rights and obligations hereunder to any wholly-owned subsidiary of LaSalle.

      SECTION 6.8  No Third Party Beneficiaries.  No provision of this
      Agreement
shall create any third-party beneficiary rights in any person or organization, including, without limitation, any past, current or future employee of the Company or any successor thereto.

      SECTION 6.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in that State.

      SECTION 6.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed as of the date first above written.


                        CONSUMERS FINANCIAL CORPORATION
                        By:   /s/ James C. Robertson

                              Name:  James C. Robertson
                              Title:    President


                        LASALLE GROUP, INC.


                        By:   /s/ Robert E. Hancox

                              Name:  Robert E. Hancox
                              Title:    Chairman and Chief Executive Officer


                        CONSUMERS ACQUISITION CORP.


                        By:  /s/ Charles E. Miller, Jr.

                              Name:  Charles E. Miller, Jr.
                              Title:    President and Chief Operating Officer